CERTIFICATE OF AMENDMENT
                                     OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                          ACTIVISION HOLDINGS, INC.


          ACTIVISION HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

          FIRST: That pursuant to consent in writing of all of the directors of Activision Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of such corporation, declaring said amendment to be advisable and calling for consideration thereof by the sole stockholder. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

          "1.  The name of the corporation is Activision, Inc."

          SECOND: That thereafter, pursuant to resolution of all of its directors, the sole stockholder of the corporation considered the amendment and consented to the amendment, in writing duly signed by said stockholder.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, said ACTIVISION HOLDINGS, INC. has caused this certificate to be signed by its President this 9 day of June,2000.


                              ACTIVISION HOLDINGS, INC.


                              By:/s/ Brian G. Kelly
                                 ____________________________
                                    Brian G. Kelly, President